Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES MAY 2012 US TRADING VOLUMES

NEW YORK, June 8, 2012 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that May 2012 US trading volume was 4.3 billion shares and average daily volume (ADV) was 197 million shares.  This compares to 3.5 billion shares and ADV of 176 million shares in April 2012 and 4.2 billion shares and ADV of 199 million shares in May 2011.  There were 22 trading days in May 2012, 20 trading days in April 2012 and 21 trading days in May 2011.

ITG US Trading Activity

May 2012

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

May 2012	22	4,324,936,568	196,588,026

Year-to-Date:	104	19,630,988,650	188,759,506

Although May 2012 trading volume was relatively strong based on overall market activity, the trading mix negatively impacted average revenue capture per share.  More than 5% of total May volume was from market-on-close (MOC) orders associated with end-of-month index rebalancing.

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent research and execution broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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